Exhibit 10.4

Notice of Grant of Restricted Stock Unit Award and Award Agreement (Time-Based Vesting)	SVB FINANCIAL GROUP ID: 94-2875288 3003 Tasman Drive Santa Clara, CA 95054
Grant Agreement:
Participant Name: <Name>	Grant Name: <MM/DD/YYYY RSU 0.00 (TEST)>
Employee Number: <Emp ID No>	Issue Date/Date of Grant: <Issue Date>
Total RSUs: Up to <Amount>	Grant Price: <$**.** USD>
Plan: <2006 Equity Incentive Plan>

Vesting Schedule - RSU	The vesting of the RSUs (as defined below) granted hereunder is time-based, as follows: • [Time Vesting –]

Effective on the Date of Grant listed above, you have been granted an Award of Restricted Stock Units (“RSUs”) under the SVB Financial Group 2006 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein or in the Award Agreement, capitalized terms herein or in the Award Agreement will have the defined meanings ascribed to them in the Plan.

RSUs in each period will vest in increments on the dates shown in the Vesting Schedule (“Vesting Dates”), subject to you continuing to be a Service Provider through each such date. Notwithstanding the foregoing, if your status as a Service Provider terminates as a result of your death or Disability, then 100% of the RSUs subject to the Award will fully vest. Unless otherwise specified in the Restricted Stock Unit Election Form (the “Election”), the Settlement Dates for the RSUs shall be the Vesting Dates. Any RSUs that vest in accordance with Section 3 will be paid to you (or in the event of your death, pursuant to Section 6 of the Award Agreement) in whole Shares, less applicable Tax-Related Items. The Company shall issue to you, on a date within thirty (30) days following the Settlement Date, a number of whole Shares to equal to the vested RSUs.

The RSUs and any Shares, cash, or other property paid upon settlement of the RSUs will be subject to the terms and conditions of any clawback policy adopted by the Company and as may be in effect from time to time, which will survive Participant’s termination as a Service Provider.

[If permitted, you may elect to defer delivery of the payment of any Shares, which election will be subject to such documentation as the Company may promptly and reasonably request. Unless otherwise determined by the Committee, any such deferral election by you will be void and not given effect unless your deferral election is made at least twelve (12) months prior to the date the Shares otherwise are scheduled to be paid. The Committee may require that you make an election earlier than twelve (12) months prior to the date the Shares are scheduled to be paid. Upon the date the Shares vest to which a deferral election applies, the Company will create a bookkeeping entry initially representing an amount equivalent to the Fair Market Value of the number of Shares that would have otherwise been payable hereunder had a deferral election not been made. Any such obligation will represent an unfunded and unsecured obligation of the Company.]1

By your acceptance and the Company’s signature below, you and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Company’s 2006 Equity Incentive Plan and this Award Agreement including any country appendix, all of which are attached and made a part of this document.

SVB Financial Group	Date

Participant Name	Date

1 Bracketed language to be used only for directors and executives

Exhibit 10.4

SVB FINANCIAL GROUP
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
1.    Grant. The Company hereby grants to the Participant under the Plan an Award of the number of RSUs set forth on the first page hereof, subject to all of the terms and conditions in this Global Restricted Stock Unit Award Agreement, including any country-specific terms and conditions for your country set forth in the Appendix for Non-U.S. Participants (the “Appendix”) attached hereto as Appendix A (together with the Global Restricted Stock Unit Award Agreement, the “Award Agreement”) and the Plan.
2.    Company’s Obligation. Each RSU represents the right to receive a share of Common Stock (“Share”) on the date it becomes vested. Unless and until the RSUs will have vested in the manner set forth in Sections 3 and 4, the Participant will have no right to issuance of Shares in connection with any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Vesting Schedule. Subject to Section 4, the RSUs awarded by this Award Agreement will vest in the Participant according to the vesting schedule set forth on the first page hereof, subject to the Participant continuing to be a Service Provider through the Vesting Date. Notwithstanding the foregoing, if the Participant’s status as a Service Provider terminates as a result of his or her death or Disability, then 100% of the RSUs subject to this Award will fully vest.
4.    Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement (but subject to the provisions of Section 3), if the Participant ceases to be a Service Provider for any or no reason (other than due to the Participant’s death or Disability) prior to the Vesting Date, the then-unvested RSUs awarded by this Award Agreement will thereupon be forfeited at no cost to the Company or its Affiliate and the Participant will have no further rights thereunder.
In the event of the Participant’s termination as a Service Provider (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), the Participant’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer employed by the Participant’s employer (the “Employer”) and any notice period has ended. For the avoidance of doubt, employment shall include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any. The Committee shall have the exclusive discretion to determine when the Participant is no longer employed for purposes of the RSUs.

Exhibit 10.4

5.    Issuance after Vesting. Any RSUs that vest in accordance with Section 3 will be settled in whole Shares delivered to the Participant (or in the event of the Participant’s death, pursuant to Section 6 hereof), provided that to the extent determined appropriate by the Company, less any Tax-Related Items (as defined in Section 7 below) withholding. The Company shall issue such Shares to the Participant within thirty (30) days of the Vesting Date.
6.    Issuance after Death. Any issuance to be made to the Participant under this Award Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, the personal representative, administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Withholding of Taxes. The Company or one of its Affiliates shall assess tax and social insurance liability and requirements in connection with the Participant’s participation in the Plan, including, without limitation, income tax, social insurance, payroll tax, fringe benefit tax, payment of account or other tax related items associated with the grant or vesting of the RSUs, sale of the underlying Shares or receipt of any dividends and legally applicable to the Participant (the “Tax-Related Items”). These requirements may change from time to time as laws or interpretations change. Regardless of the actions of the Company or if different, the Employer, the Participant hereby acknowledges and agrees that the Tax-Related Items liability shall be the Participant’s responsibility and liability.
The Participant acknowledges that the Company’s obligation to issue Shares in connection with the RSUs shall be subject to satisfaction of the Tax-Related Items liability. Unless otherwise determined by the Company or set forth in the Appendix, Tax-Related Items withholding obligations shall be satisfied by having the Company and/or the Employer withhold the cash equivalent of all or a portion of any Shares that otherwise would be issued to the Participant upon settlement of the vested RSUs; provided that amounts withheld shall not exceed the amount necessary to satisfy the Tax-Related Items withholding obligations of the Company and the Employer. Such withheld amounts shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. For tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items withholding. The Company or the Employer may also satisfy the Tax-Related Items withholding liability by deduction from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Employer. Alternatively, by the Participant’s acceptance of the RSUs, the Participant authorizes and directs the Company or any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issued to the Participant as the Company determines to be sufficient to satisfy the obligation for Tax-Related Items. Finally, the Participant agrees to pay the Company or the Employer any Tax-Related Items withholding liability that cannot be satisfied by deduction from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Employer or sale of the Shares acquired under the Plan.
8.     Dividend Equivalents. If the Company declares a cash dividend with respect to Shares, the Participant will receive credits equal to the amount of the cash dividends payable on the cash dividend payment date with respect to the number of Shares represented by the RSUs

Exhibit 10.4

outstanding as of the cash dividend record date. The credits will be subject to the same terms and conditions that apply to the RSUs (including vesting conditions), such that no payment shall be made to the Participant unless and until the corresponding RSUs have vested in accordance with Section 3. The credits will be settled in Shares or cash as determined by the Company in its sole discretion on the date the underlying RSUs are settled, subject to the Company’s collection of the Tax-Related Items pursuant to Section 7. If a RSU is settled before a cash dividend payment date, but after the cash dividend record date, the Participant will be entitled to be paid for the credits that relate to such RSUs on the cash dividend payment date, or as soon as reasonably practicable thereafter. If the credit is settled in Shares, the number of Shares payable will equal the dollar value of such credits on the settlement date divided by the Fair Market Value of a Share on the settlement date rounded down to the nearest whole Share. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 16 of the Plan, appropriate adjustments will be made to the RSUs so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the RSUs, and all such new, substituted or additional securities or other property will be immediately subject to the same vesting conditions as are applicable to the RSUs.
9.    Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.
10.    Acknowledgments. The Participant acknowledges and agrees to the following:

•	the Plan is discretionary in nature and the Administrator may amend, suspend, or terminate it at any time;

•
the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of the RSUs even if the RSUs have been granted in the past;

•
all determinations with respect to such future RSUs, if any, including but not limited to, the times when the RSUs shall be granted or when the RSUs shall vest, will be at the sole discretion of the Administrator;

•	the Participant’s participation in the Plan is voluntary;

•
the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

•	the future value of the Shares is unknown, indeterminable and cannot be predicted with certainty;

•	the RSUs and any Shares, cash, or other property paid upon settlement of the RSUs will be subject to the terms and conditions of any clawback policy adopted by the

Exhibit 10.4

Company and as may be in effect from time to time, which will survive Participant’s termination as a Service Provider;

•
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant's employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, any of its Affiliates or the Employer;

•
the RSU grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate the Participant’s employment or service relationship (if any);

•
unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

•
nothing herein contained shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other Participant welfare plan or program of the Company or any Affiliate; and

•	the following provisions apply only if the Participant is providing services outside the United States:

▪	the RSUs and the Shares subject to the RSUs, and the income and value of the same, are not part of normal or expected compensation or salary for any purpose; and

▪
neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

11.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at 80 E Rio Salado Parkway Suite 600, Tempe,

Exhibit 10.4

AZ 85281, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing.
13.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state, U.S. federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the issuance of any Shares will violate U.S. federal or foreign securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any law or securities exchange and to obtain any such consent or approval of any such governmental authority.
16.    Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
17.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
18.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

Exhibit 10.4

20.     Modifications to the Agreement. This Award Agreement, including the Appendix, and the Plan constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
21.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic execution of this Award Agreement and/or other documents shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Plan, this Award Agreement and/or such other documents.
22.    Authorization to Release and Transfer Necessary Personal Information.  The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and its Affiliates may hold certain personal information about the Participant including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all RSUs or any other entitlement to Shares awarded, cancelled, vested, unvested or outstanding (the “Data”) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Data will be transferred to a stock plan service provider selected by the Company to assist the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Furthermore, the Participant acknowledges and understands that the transfer of Data to the Company, its Affiliates or to any third party is necessary for her or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands if he or she resides outside the United States, he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative

Exhibit 10.4

in writing. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her status as a Service Provider with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant RSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
23.    Compliance with Applicable Laws. The vesting of the RSUs under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Affiliate) and the Participant with all Applicable Laws.
24.    Language. If the Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.    Appendix. Notwithstanding any provisions in this Award Agreement, if the Participant resides outside the United States at any time during the life of the Award, the Participant’s participation in the Plan shall be subject to the Appendix for Non-U.S. Participants attached hereto as Appendix A. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
26.    Governing Law. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of RSUs or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of RSUs is made and/or to be performed.
27.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
28.     Insider Trading/Market Abuse Restrictions. The Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant's ability to acquire or sell Shares or rights to Shares (e.g., the RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult the Participant's personal legal advisor on this matter.

Exhibit 10.4

29.    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.

Exhibit 10.4

APPENDIX A
SVB FINANCIAL GROUP
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

APPENDIX FOR NON-U.S. PARTICIPANTS

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs granted to the Participant under the Plan if he or she is in one of the countries listed below. If the Participant is a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of RSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Award Agreement.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of November 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the RSUs vest, the Shares underlying the RSUs are issued or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working, or is considered a resident of another country for local law purposes, or if the Participant transfers employment and/or residency to another country after the RSUs have been granted, the notifications contained herein may not be applicable in the same manner.

Exhibit 10.4

CHINA

Terms and Conditions

Issuance After Vesting
This provision replaces Section 5 of the Award Agreement and applies only to Participants who are PRC nationals residing in the PRC, unless otherwise determined by the Company or required by the State Administration of Foreign Exchange (“SAFE”):
Upon the vesting of RSUs in accordance with Section 3, the Participant (or in the event of the Participant’s death, to his or her estate) shall be paid an amount in local currency through local payroll that is equal in value to the Fair Market Value of the applicable number of whole Shares otherwise issuable at vesting, provided that to the extent determined appropriate by the Company, any Tax-Related Items withholding with respect to such RSUs shall be deducted from the amount of cash otherwise payable to the Participant.
Dividend Equivalents
This provision supplements Section 8 of the Award Agreement and applies only to Participants who are PRC nationals residing in the PRC, unless otherwise determined by the Company or required by the State Administration of Foreign Exchange (“SAFE”):
To the extent that dividend equivalents shall be credited on RSUs, such credits shall be settled in cash, not in Shares.

Exchange Control Requirements.
The Participant understands and agrees to comply with all exchange control restrictions imposed by SAFE or other exchange control authority in connection with the award of RSUs to him or her by the Company. The Participant further agrees to comply with any requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the People’s Republic of China (the “PRC”).
If the Participant is a PRC national employee residing in the PRC or if otherwise determined by the Company or required by SAFE, the Participant will be required to repatriate the cash proceeds from the sale of the Shares issued upon the vesting of the RSUs to the PRC. Such Participant further understands that, under local law, the repatriation of his or her cash proceeds may need to be effectuated through a special exchange control account established by the Company or its Affiliate, and the Participant hereby consents and agrees that any proceeds from the sale of any Shares the Participant acquires may be transferred to such special account prior to being delivered to the Participant.
Finally, the Participant further understands and agrees that the Company is under no obligation to secure any particular exchange conversion rate with respect to the proceeds of the sale of the Shares and there may be delays in converting the cash proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the cash proceeds are received by the Participant in the PRC.

Exhibit 10.4

INDIA
Terms and Conditions
Issuance after Vesting.
The following provision supplements Section 5 of the Award Agreement.
Any RSUs that vest in accordance with Section 3 will be paid in cash to the Participant (or in the event of the Participant’s death, to his or her estate) based on the value equivalent to the number of applicable whole Shares, provided that to the extent determined appropriate by the Company, any Tax-Related Items withholding with respect to such RSUs will be paid from the amount otherwise payable to the Participant.
Dividend Equivalents
To the extent that pursuant to Section 8 of the Award Agreement, dividend equivalents shall be credited on RSUs, such credits shall be settled in cash, not in Shares.
ISRAEL
Terms and Conditions
The following provision applies to the Participant if the Participant is in Israel on the Date of Grant.
Trust Arrangement.
The Participant understands and agrees that the RSUs are offered subject to and in accordance with the terms of the Plan, Israeli Subplan (the “Subplan”), Award Agreement and Israel Beneficiary 102 Undertaking. The Participant understands that the RSUs shall be allocated under the provisions of the track referred to as the “Capital Gain Route,” according to Section 102(b)(2) and 102(b)(3) of the Israeli Income Tax Ordinance (“Section 102”) and shall be held by the trustee for the periods stated in Section 102. The Participant hereby confirms that he or she has: (i) read and understands the Plan, Subplan, Award Agreement and Israel Beneficiary 102 Undertaking; (ii) received all the clarifications and explanations that the Participant has requested; and (iii) had the opportunity to consult with his or her advisers before accepting the Award Agreement. In the event of any inconsistencies between the provisions of this Israeli Appendix and the Award Agreement, the provisions of this Appendix shall govern the RSUs and any Shares and in no event shall any term require shareholder approval as set out in Section 21(b) of the Plan.
Limited Transferability.
This provision supplements Section 13 of the Award Agreement:
As long as the RSUs or any issued Shares are held by the Trustee on the Participant’s behalf, all of the Participant’s rights over the RSUs or the Shares are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or the laws of descent and distribution.
Subject to the provisions of the Plan, Section 102 and any rules or regulations or orders or procedures promulgated thereunder, to obtain favorable tax treatment for Capital Gain Route awards, the

Exhibit 10.4

Participant may not sell or release from trust any Shares received upon vesting of the RSUs and/or any Shares received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the holding period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the holding period, the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder will apply to and will be borne by the Participant.
Issuance of Shares.
This provision supplements Sections 5 and 6 of the Award Agreement:
If the Shares are to be issued during the holding period, such Shares shall be restricted and will be held by the Trustee on the Participant’s behalf. In the event that the Shares are to be issued after the expiration of the holding period, the Participant may elect to have the Shares issued and delivered directly to him or her, provided that the Participant first complies with any Tax-Related Items stipulated under this Award Agreement to the Trustee’s and the Company’s satisfaction, or in trust on the Participant’s behalf to the Trustee.
Withholding of Taxes.
This provision supplements Section 7 of the Award Agreement:
The Participant hereby agrees to indemnify the Company (or any Affiliate) and/or the Trustee and hold them harmless against and from any and all liability for any Tax-Related Items and other amounts, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such amounts from any payment made to the Participant. Any reference to the Company or the Employer shall include a reference to the Trustee. The Participant hereby undertakes to release the Trustee from any liability in respect of any action or decisions duly taken and bona fide executed in relation to the Plan or any RSUs or Shares acquired under the Plan. The Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Israeli Income Tax Ordinance.
The Participant shall not be liable for the Employer’s components of payments to the national insurance institute, unless otherwise agreed by the Participant and allowed by applicable tax laws. Furthermore, the Participant agrees to indemnify the Company, the Employer and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon that Participant has agreed to pay, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant for which the Participant is responsible.
Notwithstanding anything to the contrary in the Award Agreement, no Tax-Related Items will be settled by withholding Shares, unless the ITA approves otherwise in writing.
Governing Law.
This section supplements Section 26 of the Award Agreement:

Exhibit 10.4

To the extent any covenant, condition, or other provision of the Award Agreement and the rights of the Participant hereunder are intended to be rights granted under Section 102 and therefore determined to be subject to Israeli law, such covenant, condition, or other provision of the Award Agreement shall be subject to applicable Israeli law, but shall in no way affect, impair or invalidate any other provision of the Award Agreement, and the applicability of the Plan to such covenant, condition, or other provision of the Award Agreement.
Written Acceptance.
The Participant must print, sign and deliver the signed copy of the Israel Beneficiary 102 Undertaking within 45 days to: 80 E Rio Salado Parkway Suite 600, Tempe, AZ 85281, Attn: Stock Administration. If the Company does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the RSUs may not qualify for preferential tax treatment.
The following provision applies if the Participant transfers into Israel after the Date of Grant.
Issuance after Vesting.
The following provision replaces Section 5 of the Award Agreement.
Any RSUs that vest in accordance with the vesting schedule in the Notice of Grant will be paid to the Participant (or in the event of the Participant's death, to his or her estate), upon satisfaction, as determined by the Company, of any Tax-Related Items as set forth in Section 7 of this Award Agreement. At the discretion of the Company, the Shares will be subject to an immediate forced sale restriction, pursuant to which all Shares acquired at vesting will be immediately sold and the Participant will receive the sale proceeds less Tax-Related Items and applicable broker fees and commissions. In this case, the Participant will not be entitled to hold any Shares acquired at vesting.

Exhibit 10.4

SVB FINANCIAL GROUP
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
ISRAEL BENEFICIARY 102 UNDERTAKING

If the Participant has not already executed an Israel Beneficiary 102 Undertaking in connection with grants made under the Israeli Subplan, the Participant must print, sign and deliver the signed copy of this Israel Beneficiary 102 Undertaking within 45 days to: 80 E Rio Salado Parkway Suite 600, Tempe, AZ 85281, Attn: Stock Administration. If the Company does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the RSUs may not qualify for preferential tax treatment.

1.
I hereby agree that any shares (the “Shares”) (as defined by Section 102 of the Income Tax Ordinance [New Version], 1961) (the “Tax Ordinance”) issued to me by SVB Financial Group according to and under the terms and conditions of the Plan and the Israeli Subplan adopted by SVB Financial Group as of January 8, 2014 (collectively, the "Plan") are granted to me to qualify under the capital gain tax treatment in accordance and pursuant to Section 102(b)(2) of the Tax Ordinance after 132 amendment (“Section 102”) and the Income Tax Rules (Tax Relief upon the Allotment of Shares to Employees), 2003 (the “Rules”) unless I am otherwise notified subject to SVB Financial Group’s absolute discretion to change such election on future grants and subject to the Tax Authorities’ approval.

2.
I declare and confirm that I am familiar with the terms of Section 102, the Rules, and the implications and consequences of the chosen tax arrangement with respect to the Shares, and consent that all the terms and conditions set forth in Section 102 and the Rules, as shall be amended from time to time, shall apply to me and bind me.

3.
I hereby declare and confirm that I am familiar with the provisions of the trust agreement signed between SVB Israel Advisors Ltd. and Tamir Fishman Trusts 2004 Ltd. (the "Trustee") (the “Trust Agreement”), including the deed of trust, attached to the Trust Agreement and constitute an integral part thereto (“Deed of Trust”), and I consent that the Trust Agreement and the Deed of Trust shall fully bind me.

4.
Without derogating from the generality of the aforesaid, I agree that the Shares will be deposited in trust with the Trustee and be held in trust in accordance with Section 102, the Rules and the Trust Agreement.

5.
I hereby declare and consent that any and all the rights that I shall be entitled to with respect to the Shares, including, without limitation, dividend, dividend equivalents, bonus shares and shares issued pursuant to adjustments made by SVB Financial Group, shall be issued in the name of the Trustee and be deposited with the Trustee, and shall be subject to Section 102, the Rules and the Trust Agreement.

Exhibit 10.4

6.
Without derogating from the generality of the aforesaid, I acknowledge that during the “Holding Period” as determined by the Tax Ordinance I am prevented from selling the Shares, or releasing them from the Trustee, before the termination of the “Holding Period” and I understand the tax implications and consequences that may be applied as a result of breaching such obligation, as set by Section 102, which I am familiar with.

7.	If I will cease to be an Israeli resident or if my employment will be terminated for any reason, the Shares shall remain subject to section 102, the Rules and the Trust Agreement.

8.
I hereby agree that any tax liability whatsoever arising from the grant, vesting or exercise of any awards, sale of Shares, release of Shares from the Trustee or any other event or act with respect to the Shares granted to me, shall be borne solely by me. I declare and consent that the SVB Financial Group, SVB Israel Advisors Ltd. and/or the Trustee shall make any tax payment due, out of the proceeds of any sale of Shares, to any tax authority, according to Section 102, the Rules, the Trust Agreement or any other compulsory payments or applicable law.

9.
I understand that this grant of Shares under the capital gain track is conditioned upon the receipt, inter alia, of all required approvals from the tax authorities. Accordingly, to the extent that for whatever reason SVB Israel Advisors Ltd. shall not be granted an approval by the Israeli Tax Authorities under section 102, I shall bear and pay any and all taxes and any other compulsory payments applicable to the grant, exercise, sale or other disposition of options or stocks; I hereby declare and consent for the SVB Financial Group, SVB Israel Advisors Ltd. and/or the Trustee to deduct any tax payment due, out of the proceeds of any sale of Shares, for any payment to The tax authorities, according to the Rules, or any other applicable compulsory payments.

10.
I confirm that SVB Financial Group and/or the Trustee shall not be required to release any Shares or any proceeds deriving from the sale of Shares, to me, until all required tax payments according to section 102, the Rules and the Trust Agreement, including any other compulsory payments, or applicable law, have been fully assured.

11.
I acknowledge that the Trustee is not a tax advisor and it is recommended that I consult a tax advisor before I accept this letter, any restricted stock units vest, sell any Shares or release them from the Trustee, or any other act.

12.
I agree to indemnify SVB Financial Group, SVB Israel Advisors Ltd. and/or the Trustee and to hold them harmless against and from any and all liability for any damage and/or loss and/or expense that might occur regarding the tax liability and/or the execution of the Trust Agreement.

Exhibit 10.4

13.	I hereby agree to bear all the applicable fees and commissions involved in establishing and maintaining trust account in the Trustee’s name, and in performing any action in the trust account.

14.	I hereby agree to sign any document reasonably required at the Company’s and/or the Trustee’s request.

15.
I hereby confirm that I read this letter thoroughly, received all the clarifications and explanations I requested, I understand the contents of this letter and the obligations I undertake in signing it.

____________________        _______________        _______________
Name of the Beneficiary        I.D Number             Signature

Exhibit 10.4

UNITED KINGDOM

Terms and Conditions

RSUs Payable Only in Shares.

RSUs granted to the Participant resident in the United Kingdom shall be paid in Shares only and do not provide any right for the Participant to receive a cash payment, notwithstanding any discretion contained in the Plan to the contrary.

Dividend Equivalents

To the extent that pursuant to Section 8 of the Award Agreement, dividend equivalents shall be credited on RSUs to a Participant resident in the United Kingdom, the credits shall be settled in whole Shares only and do not provide any right for the Participant to receive a cash payment, notwithstanding any discretion contained in the Award Agreement to the contrary.

Withholding of Taxes.

The following provision supplements Section 7 of the Award Agreement:

If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected Tax-Related Items shall constitute a loan owed by the Participant to the Employer, effective as of the Due Date. The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 7 of the Award Agreement.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant shall not be eligible for a loan from the Company to cover the Tax-Related Items. In the event that the Participant is a director or executive officer and any such Tax-Related Items are not collected from or paid by the Participant by the Due Date, the amount of any uncollected income taxes may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any NICs due on this additional benefit which may be collected from the Participant by the Company or the Employer by any of the means referred to in Section 7 of the Award Agreement.